January 23, 2006

Art Graves

East Greenville, PA

Dear Art:

It is our great pleasure to inform you that you will be a participant in the 2006 Knoll, Inc. Incentive Compensation Program.

We need to do three things to succeed in 2006. Improve our gross margins, continue to build on the sales and marketing initiatives that allowed us to gain share in 2005 and diligently manage our spending.

Our success in 2006 will be a direct result of your ability to accomplish these objectives and achieve $110.6M Knoll, Inc. operating profit. Additionally, your award will be based on North America Office orders of $720M, and meeting the Sales budget of $51.3M.

If you achieve this goal and Knoll earns an operating profit of $110.6M, you can qualify for a total target incentive payment of $250,000.

This award is subject to our approval and that of the Knoll, Inc. Board of Directors. You must be employed by Knoll on the date this award is distributed in order to receive this incentive.

We have great confidence in your ability to help Knoll profitably grow and look forward to being able to present you with your award in early 2007.

/s/ Kass /s/ Andrew Cogan

Kass Bradley Andrew Cogan